Exhibit 2.23

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”), dated as of October 15, 2014, between Petróleos Mexicanos (the “Issuer”), having its principal office at Avenida Marina Nacional No. 329, Colonia Petróleos Mexicanos, Mexico D.F., 11311, Mexico, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee previously have entered into an Indenture, dated as of January 27, 2009 (the “Original Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch, by the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of October 13, 2009, among the Issuer, Credit Suisse AG and BNP Paribas (Suisse) S.A., by the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of April 10, 2012, among the Issuer, the Trustee and Credit Suisse AG, by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”), dated as of June 24, 2014, between the Issuer and the Trustee, and by this Fifth Supplemental Indenture and by any further supplements thereto, the “Indenture”), providing for the issuance from time to time of unsecured bonds, debentures, notes and other evidences of indebtedness (the “Securities”) of the Issuer to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.01(6) of the Indenture provides that, subsequent to the execution of the Original Indenture and subject to satisfaction of certain conditions, the Issuer and the Trustee may enter into one or more indentures supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Section 2.02 and Section 3.01;

WHEREAS, the Issuer desires to establish certain new terms of the Securities of any series issued on or after the date hereof (the “New Securities”) to reflect changes in Mexican law resulting from reforms to the Mexican energy sector;

WHEREAS, with respect to any New Securities, pursuant to Section 2.02(m) of the Indenture, the Issuer desires to amend Section 5.01(k) of the Indenture in the same manner such Section was amended pursuant to the Fourth Supplemental Indenture;

WHEREAS, with respect to any New Securities, pursuant to Section 2.02(u) of the Indenture, the Issuer desires to amend Section 1.13(c) of the Indenture to reflect the aforementioned changes in Mexican law;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fifth Supplemental Indenture and to make this Fifth Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Fifth Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuer and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01	Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the
Indenture, as supplemented and amended hereby. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Fifth Supplemental Indenture.

ARTICLE TWO

AMENDMENTS TO INDENTURE

Section 2.01.	With respect to any New Securities, the text of Section 5.01(k) is hereby amended and restated in its entirety as follows:

Control: the Issuer shall cease to be a public-sector entity of the Government or the Government shall otherwise cease to control the Issuer or any Guarantor; or the Issuer or any of the Guarantors shall be dissolved, disestablished or shall suspend its respective operations, and such dissolution, disestablishment or suspension of operations is material in relation to the business of the Issuer and the Guarantors taken as a whole; or the Issuer, the Guarantors and entities that they control shall cease to be, in the aggregate, the primary public-sector entities which conduct on behalf of Mexico the activities of exploration, extraction, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, extraction, production and first-hand sale of gas; for purposes of this provision, the term “primary” shall refer to the production of at least 75% of the barrels of oil equivalent of crude oil and gas produced by public-sector entities in Mexico;

Section 2.02.	With respect to any New Securities, the text of Section 1.13(c) is hereby amended and restated in its entirety as follows:

Pursuant to Article 3 of the Código Federal de Procedimientos Civiles (the Federal Code of Civil Procedure of Mexico), and any other applicable laws of Mexico, neither the Issuer nor any of the Guarantors is entitled to any immunity, whether on grounds of sovereign immunity or otherwise, from any legal proceedings (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) to enforce or collect upon this Indenture or the Guaranty Agreement, or any other liability or obligation of the Issuer and/or each of the Guarantors related to or arising from the transactions contemplated thereby in respect of itself or its property, subject to certain restrictions pursuant to applicable law (including the New Mexican Energy Legal Framework). For purposes of this provision, the term “New Mexican Energy Legal Framework” shall refer to the adoption of any new law or regulation or any amendment to, or change in the interpretation or administration of, any existing law or regulation, including the adoption of the Ley de Hidrocarburos (Hydrocarbons Law) and the Ley de Petróleos Mexicanos (Law of Petróleos Mexicanos), as published in the Diario Oficial de la Federación (Official Gazette of the Federation) on August 11, 2014, in each case, pursuant to or in connection with the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (the Energy Reform Decree), as published in the Official Gazette of the Federation on December 20, 2013, by any governmental authority in Mexico with oversight or authority over the Issuer and the Guarantors. The Issuer reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under the United States federal securities laws or any state securities laws, and notwithstanding anything else in this
Section to the contrary, neither the Issuer’s appointment of the Authorized Agent nor its submission to jurisdiction nor its waiver of immunity shall be interpreted to include such actions brought under the United States federal securities laws or any state securities laws.

ARTICLE THREE

MISCELLANEOUS

Section 3.01.	Effect of Supplemental Indenture. This Fifth Supplemental Indenture supplements the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, and shall be a part, and subject to all the terms, thereof with respect to the New Securities. The Original Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture, shall be read, taken and construed as one and the same instrument. All provisions included in this Fifth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Fifth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Fifth Supplemental Indenture.

Section 3.02.	Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that all matters relating to the authorization and execution of this Fifth Supplemental Indenture and the Securities by the Issuer will be governed by the laws of Mexico.

Section 3.03.	Notices. All notices and communications hereunder shall be given in the manner set forth in Section 1.05 of the Indenture.

Section 3.04.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Fifth Supplemental Indenture.

Section 3.05.	Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06.	Liability of Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETRÓLEOS MEXICANOS

By:	/s/ CARLOS CARAVEO SÁNCHEZ
Name:	Carlos Caraveo Sánchez
Title:	Associate Managing Director of Finance of
Petróleoes Mexicanos

[Signature page of Fifth 2009 Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	Deutsche Bank National Trust Company

By:	/s/ IRINA GOLOVASHCHUK
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ CHRIS NIESZ
Name:	Chris Niesz
Title:	Assistant Vice President

[Signature page of Fifth 2009 Supplemental Indenture]